SCHEDULE A

(as of April 30, 2020)

As consideration for Invesco Capital Management’s services to each of the Funds listed below, Invesco Capital Management shall receive from each Fund a unitary fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month.

Portfolio	Annual Percentage of Average Daily Net Assets (%)	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
Invesco Active U.S. Real Estate ETF	0.35	06/20/08	11/19/08	11/19/08	04/30/21
Invesco Balanced Multi-Asset Allocation ETF	0.05	12/15/16	2/16/17	2/23/17	04/30/21
Invesco Conservative Multi-Asset Allocation ETF	0.05	12/15/16	2/16/17	2/23/17	04/30/21
Invesco Corporate Bond Factor ETF	[ ]	12/12/19	[ ]	[ ]	04/30/21
Invesco Growth Multi-Asset Allocation ETF	0.05	12/15/16	2/16/17	2/23/17	04/30/21
Invesco High Yield Bond Factor ETF	0.39	12/12/19	[ ]	[ ]	04/30/21
Invesco Intermediate Bond Factor ETF	[ ]	12/12/19	[ ]	[ ]	04/30/21
Invesco Moderately Conservative Multi-Asset Allocation ETF	0.05	12/15/16	2/16/17	2/23/17	04/30/21
Invesco Multi-Sector Bond Income Factor ETF	[ ]	12/12/19	[ ]	[ ]	04/30/21
Invesco S&P 500® Downside Hedged ETF	0.39	09/13/12	12/05/12	12/06/12	04/30/21
Invesco Short-Term Bond Factor ETF	[ ]	12/12/19	[ ]	[ ]	04/30/21

Invesco Total Return Bond ETF	0.50	12/19/17	04/06/18	04/06/18	04/30/21
Invesco Variable Rate Investment Grade ETF	0.30	12/17/15	9/20/16	9/21/16	04/30/21

Attest:		INVESCO ACTIVELY MANAGED EXCHANGE-TRADED FUND TRUST

By:	/s/ Abigail Murray	By:	/s/ Daniel E. Draper
	Name: Abigail Murray		Name: Daniel E. Draper
	Title: Assistant Secretary		Title: Principal Executive Officer & President

Attest:		INVESCO CAPITAL MANAGEMENT LLC

By:	/s/ Abigail Murray	By:	/s/ Daniel E. Draper
	Name: Abigail Murray		Name: Daniel E. Draper
	Title: Assistant Secretary		Title: Managing Director - Global Invesco ETFs